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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------


We consent to the incorporation by reference in Registration Statement No. 33-43166 of TBC Corporation on Form S-8 and Registration Statement No. 333-48802 of TBC Corporation on Form S-8 of our report dated August 25, 2003 (November 29, 2003 as to Note 10), which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in accounting and the sale of National Tire & Battery, appearing in this Form 8-K/A-1, on the consolidated financial statements of National Tire & Battery, an Operating Division of Sears, Roebuck and Co., for each of the three years in the period ended December 28, 2002.


/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 10, 2004